Exhibit 99.4

Risk Factors

You should carefully consider the following risk factors in evaluating WorldHeart.  Additional risks and uncertainties not presently known to us or that we currently consider not material may also impair our business, financial condition and results of operations.  If any of the events described below actually occurs, our business, financial condition and results of operations could be materially adversely affected.

Risk Factors Relating to Our Business

We will require significant capital investment to continue our product development programs and to bring future products and product enhancements to market, and if adequate funding is not available, our financial condition will be adversely affected and we may have to further curtail or eliminate our development programs and significantly reduce our expenses.

Our investment of capital has been and will continue to be significant.  Developing our technology, future products and continued product enhancements, including those of the Levacor rotary VAD and Novacor II technologies, require a commitment of substantial funds to conduct the costly and time-consuming research and clinical trials necessary for such development and regulatory approval.  We have had difficulties raising the necessary capital, and while we recently entered into a private placement financing for anticipated gross proceeds of about $14.1 million, we will require additional financings in the future.  If adequate funds are not available when needed, we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or obtain funds through arrangements with collaborative partners or others that may require us to relinquish rights to certain of our technologies, potential products or products that we would otherwise seek to develop or commercialize ourselves.  In addition, while in November 2006 we announced a significant restructuring and cost reductions initiatives, we may be required to further reduce our operating expenses, including but not limited to, reductions in salaries and/or elimination of employees and consultants.  The inability to obtain additional financing or enter into strategic relationships when needed will have a material adverse effect on our business, financial condition and results of operations.  In addition, our November 2006 restructuring may not result in the cost reductions that we anticipate and our ability to curtail expenses in the future may be limited.

We have had substantial losses since incorporation and expect to continue to operate at a loss while our products are under development, and we may never become profitable.

Since our inception in 1996, we incurred cumulative losses of approximately $267 million, a significant portion of which relates to the costs of internally developed and acquired technologies.  Our research and development expenses have increased significantly over the past year, primarily due to the acquisition of substantially all of the assets of MedQuest Products, Inc. in July 2005 and our investment in the development programs for our next generation products, Levacor rotary VAD and Novacor II.  Our research and development activities will likely result in additional significant losses in future periods.  These expenditures include costs associated with performing pre-clinical testing and clinical trials for our next generation products, continuing research and development, seeking regulatory approvals and, if we receive these approvals, commencing commercial manufacturing, sales and marketing of our products.

We may be unable to obtain regulatory approvals, which will prevent us from selling our products and generating revenue.

Most countries, including the United States, Canada and countries in Europe, require regulatory approval prior to the commercial distribution of medical devices.  In particular, implanted medical devices generally are subject to rigorous clinical testing as a condition of approval by the FDA and by similar authorities in Canada (e.g., Health Canada), and in European and other countries.  The approval process is expensive and time consuming.  Non-compliance with applicable regulatory requirements can result in, among other things, fines, injunctions, civil penalties, recall or seizure of products, total or partial suspension of production, government refusal to grant marketing approval for devices, withdrawal of marketing approvals and criminal prosecution.  The inability to obtain the appropriate regulatory approvals for our products in the United States, Canada and the rest of the world will prevent us from selling our products which would have a material adverse effect on our business, financial condition and results of operations.

In the United States, we commenced our RELIANT trial in the second quarter of 2004 to support submission of a PMA Supplement to the FDA for the use of the Novacor LVAS for destination therapy.  Although in April 2006, we received conditional approval from the FDA to change the trial inclusion criteria and to reduce the number of patients required for approvability, enrolment in the RELIANT Trial continued to be slower than anticipated, primarily due to what we believe to be a shift in market demand away from first generation VADs, including our Novacor LVAS, and the loss of commercial market share to our competitors due to our financial condition. As a result, in December 2006, we discontinued enrollment in the RELIANT trial to focus our resources on the next generation products, in particular our Levacor rotary VAD, which began an initial human feasibility clinical trial in March 2006 in Europe.  The Novacor II’s first animal implant occurred in July 2005, and if adequate funding is available, we intend to continue pre-clinical testing in animals in 2007.

There can be no assurance that the FDA, Health Canada or any other regulatory authority will act favorably or quickly in its review of our applications, if and when made, and we may face significant difficulties and costs obtaining such approvals that could delay or preclude us from selling our next-generation products in the United States, Europe, Canada and elsewhere.  Failure to receive, or delays in receiving, such approvals, including the need for extended clinical trials or additional data as a prerequisite to approval, limitations on the intended use of our next-generation products, the restriction, suspension or revocation of any approvals obtained or any failure to comply with approvals obtained could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on a limited number of products.

To date, all of our revenues have resulted from sales of the Novacor LVAS and related technologies.  Our future financial performance depends on our ability to realign our resources to focus on the development, regulatory approval, introduction, customer acceptance and sales and marketing of the Levacor rotary VAD and the Novacor II.  Prior to any commercial use, our products currently under development will require significant additional capital for research and development efforts, extensive pre-clinical and clinical testing and regulatory approval.

New product development is highly uncertain and unanticipated developments, clinical and regulatory delays, adverse or unexpected side effects or inadequate therapeutic efficacy could delay or prevent the commercialization of the Levacor rotary VAD and Novacor II.  Any significant delays in, or premature termination of, clinical trials of our products under development would have a material adverse effect on our business, financial condition and results of operations.

Market acceptance of our technologies and products is uncertain and our selling and distribution capability is limited and has been further reduced by our recent cost reduction initiatives.

The Novacor LVAS and our next-generation Levacor rotary VAD and Novacor II represent ventricular assist technologies that must compete with other products as well as with other therapies for heart failure, such as medication, transplants, cardiomyoplasty and total artificial heart devices.  In addition, although we believe that the destination therapy market opportunity for VADs is significant, adoption rates have continued to be much slower than anticipated.

We have a limited number of sales and technical support personnel compared with other medical device companies in our industry segment, and our financial condition recently required us to make significant personnel reductions in those areas, which may put us at a further competitive disadvantage in the marketplace.  Failure of our products to achieve significant market acceptance due to competitive therapies and our very limited selling and distribution could have a material adverse effect on our business, financial condition and results of operations.

We face significant competition and technological obsolescence of our products.

In addition to competing with other less-invasive therapies for heart failure, including medications and pacing technology, our products, if regulatory approvals are obtained, will compete with ventricular assist technology being developed and sold by a number of other companies.  Competition from medical device companies and medical device subsidiaries of healthcare and pharmaceutical companies is intense and expected to increase.

Most of our competitors have financial, technical, manufacturing, distribution and marketing resources substantially greater than ours.  Third parties may succeed in developing or marketing technologies and products which are more effective and more timely than those developed or marketed by us which could render our technology and products non-competitive or obsolete, or we may not be able to keep pace with technological developments or our competitors’ time frames, all of which could have a material adverse effect on our business, financial condition and results of operations.

In addition, companies in similar businesses are entering into business combinations with one another which may create more powerful or aggressive competitors.  We will not be able to compete successfully as future markets evolve, and we may have to pursue additional acquisitions or other business combinations or strategic alliances.  Increased competitive pressure could lead to lower sales and prices of our products, and this could harm our business, results of operations and financial condition.

There are limitations on third-party reimbursement for the cost of implanting our devices.

Individual patients will seldom be able to pay directly for the costs of implanting our devices.  Successful commercialization of our products will depend in large part upon the availability of adequate reimbursement for the treatment and medical costs from third-party payers, including governmental and private health insurers and managed care organizations.  Consequently, we expect that our products will typically be purchased by healthcare providers, clinics, hospitals and other users who will bill various third-party payers, such as government programs and private insurance plans, for the healthcare services provided to their patients.

The coverage and the level of payment provided by third-party payers in the United States and other countries vary according to a number of factors, including the medical procedure, third-party payer, location and cost.  In the United States, many private payers follow the recommendations of the Centers of Medicare and Medicaid Services, which establish guidelines for the governmental coverage of procedures, services and medical equipment.

There can be no assurance with respect to any markets in which we seek to distribute our products that third-party coverage and reimbursement will be adequate, that current levels of reimbursement will not be decreased in the future or that future legislation, regulation or reimbursement policies of third-party payers will not otherwise adversely affect the demand for our products or our ability to sell our products on a profitable basis, particularly if the installed cost of our systems and devices should be more expensive than competing products or procedures.  The unavailability of third-party payer coverage or the inadequacy of reimbursement would have a material adverse effect on our business, financial condition and results of operations.

If we cannot protect our intellectual property, our business could be adversely affected.

Our intellectual property rights, including those relating to our Levacor rotary VAD, are and will continue to be a critical component of our success.  The loss of critical licenses, patents or trade secret protection for technologies or know-how relating to our current product and our products in development could adversely affect our business prospects.  Our business will also depend in part on our ability to defend our existing and future intellectual property rights and conduct our business activities free of infringement claims by third parties.  We intend to seek additional patents, but our pending and future patent applications may not be approved, may not give us a competitive advantage and could be challenged by others.  Patent proceedings in the United States and in other countries may be expensive and time consuming.  In addition, patents issued by foreign countries may afford less protection than is available under United States intellectual property law, and may not adequately protect our proprietary information.

Our competitors may independently develop proprietary non-infringing technologies and processes that are substantially similar to ours, or design around our patents.  In addition, others could develop technologies or obtain patents, which would render our patents and patent rights obsolete.  Claims by competitors and other third parties that our products allegedly infringe the patent rights of others could have a material adverse effect on our business.  We could encounter legal and financial difficulties in enforcing our licenses and patent rights against alleged infringers.  The medical device industry and cardiovascular device market, in particular, is characterized by frequent and substantial intellectual property litigation.  Intellectual property litigation is complex and expensive and the outcome of this litigation is difficult to predict.  Any future litigation, regardless of outcome, could result in substantial expense and significant diversion for our technical and management personnel.  An adverse determination in any such proceeding could subject us to significant liabilities or require us to seek additional licenses from third parties, pay damages and/or royalties that may be substantial or force us to redesign the related product.  These alternatives may be uneconomical or impossible.  Furthermore, we cannot assure you that if additional licenses are necessary that they would be available on satisfactory terms or at all.  Accordingly, an adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing or selling certain of our products, any of which could have a material adverse effect on our business, financial condition and results of operations.

We are exposed to product liability claims.

Our business exposes us to an inherent risk of potential product liability claims related to the manufacturing, marketing and sale of the Novacor LVAS, and if and when regulatory approvals are received, the Levacor rotary VAD and the Novacor II, by device recipients in whom the devices are implanted or by their families.  Claims of this nature, if successful, could result in substantial damage awards to the claimants, which may exceed the limits of any applicable insurance coverage held by us.  A successful claim brought against us in excess of, or outside of, our insurance coverage would have a material adverse effect on our financial condition.  Claims against us, regardless of their merit or potential outcome, could also have a material adverse effect on our ability to obtain physician endorsement of our products, to expand our business or obtain insurance in the future which could have a material adverse effect on our business and results of operations.

We face risks associated with our manufacturing operations, risks resulting from dependence on third-party manufacturers, and risks related to dependence on sole suppliers.

The manufacture of our products is a complex operation involving a number of separate processes and components.  Material costs are high and certain of the manufacturing processes involved are labor-intensive.  The conduct of manufacturing operations is subject to numerous risks, including reliance on third-party manufacturers, unanticipated technological problems and delays.  We, or any entity manufacturing products or components on our behalf, may not be able to comply with applicable governmental regulations or satisfy regulatory inspections in connection with the manufacture of our products, which would have a material adverse effect on our business, financial condition and results of operations.

We often dependent on single-source third-party manufacturers for several of the components used in our products.  We do not have agreements with many of such single-source manufacturers and purchase these components pursuant to purchase orders placed from time to time in the ordinary course of business.  We are substantially dependent on the ability of these manufacturers to provide adequate inventories of these components on a timely basis and on favorable terms.  These manufacturers also produce components for certain of our competitors, as well as other large customers, and there can be no assurance that such manufacturers will have sufficient production capacity to satisfy our inventory or scheduling requirements during any period of sustained demand, or that we will not be subject to the risk of price fluctuations and periodic delays.  Although we believe that our relationships with our manufacturers are satisfactory and that alternative sources for the components we currently purchase from single-source suppliers are currently available, the loss of the services of such manufacturers or substantial price increases imposed by such manufacturers, in the absence of readily available alternative sources of supply, would have a material adverse effect on us.  Failure or delay by such manufacturers in supplying components to us on favorable terms could also adversely affect our operating margins and our ability to develop and deliver our products on a timely and competitive basis which could have a material adverse effect on our business, financial condition and results of operations.

We are dependent on key personnel.

As a result of the specialized scientific nature of our business, we are dependent on our ability to attract and retain qualified scientific, technical and key management personnel.  We face intense competition for such persons and we may not be able to attract or retain such individuals.  Currently, we do not have key man insurance for our Chief Executive Officer or any other executive officer.  Our recent restructuring and cost reduction efforts may result in a decline in the employee morale and make it even more difficult for us to attract and retain qualified personnel.

Risk Factors Relating to Our Common Shares

The price of our shares is highly volatile, and if we do not regain compliance with Nasdaq minimum share price requirements, we may be delisted.

As a small capitalization medical device company, the price of our common shares has been, and is likely to continue to be, highly volatile.  Future announcements concerning us or our competitors, quarterly variations in operating results, introduction of new products, delays in the introduction of new products or changes in product pricing policies by us or our competitors, acquisition or loss of significant customers, partners, distributors and suppliers, changes in earnings estimates or our ratings by analysts, regulatory developments, or fluctuations in the economy or general market conditions, among other factors, could cause the market price of our common shares to fluctuate substantially.  There can be no assurance that the market price of our common shares will not decline below its current price or that it will not experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

Currently our common shares are quoted on the Nasdaq Capital Market under the symbol “WHRT” and listed on the Toronto Stock Exchange under the symbol “WHT.”  We must satisfy certain minimum listing maintenance requirements to maintain the Nasdaq quotation, including a series of financial tests relating to shareholders equity or net income or market value, public float, number of market makers and shareholders, market capitalization, and maintaining a minimum bid price of $1.00 per share.

On June 20, 2006, we received a letter from Nasdaq Global Market, where our shares were listed at the time, indicating that, for 30 consecutive business days, the bid price of our common shares had closed below the minimum $1.00 per share requirement for continued listing on Nasdaq and that, in accordance with Nasdaq rules, we had 180 calendar days (until December 18, 2006) to regain compliance.  On November 20, 2006, we received a letter from Nasdaq Global Market indicating that our shareholders’ equity did not comply with the minimum $10,000,000 requirement for continued listing on the Nasdaq Global Market. On December 5, 2006, we announced that we applied for transfer of the listing of our common shares to the Nasdaq Capital Market, which transfer was approved on December 13, 2006.

As part of the transfer to the Nasdaq Capital Market, we have been granted an additional 180-day period, or until June 15, 2007, to regain compliance with the minimum bid price rules.  If we do not regain compliance within the allotted compliance period, our common shares may be delisted from Nasdaq.  At that time, we would be entitled to appeal the staff’s determination to a Nasdaq Listing Qualifications Panel.  If the common shares were to be delisted, they would trade on the Over-the-Counter Bulletin Board or in the “pink sheets” maintained by the National Quotation Bureau, Inc., which are viewed by most investors as less desirable and less liquid market places.  This could make trading more difficult for our investors, leading to lower trading volumes and declines in share price, which would also make it more difficult and expensive for us to raise additional capital.

Our Board of Directors believes that a reverse stock split may be the most effective means of avoiding delisting of our common shares from the Nasdaq Capital Market, and therefore has unanimously approved an amendment to our articles that would permit the Board, in its sole discretion, to effect a reverse stock split of our outstanding common shares in an exchange ratio ranging from two-to-one to ten-to-one.  The discretionary authority to allow our Board of Directors to amend our articles was approved by our shareholders at our Annual and Special Meeting of Shareholders held on December 20, 2006.  The reverse stock split, if effected, may not result in our regaining compliance with Nasdaq rules.

The sales of common shares by our shareholders could depress the price of our common shares.

If our shareholders sell substantial amounts of our common shares in the public market, the market price of our common shares could fall.  These sales might also make it more difficult for us to sell equity or equity related securities at a time and price that we would deem appropriate.  All of the common shares we issued in the first closing of our recent private placement have been registered pursuant to a resale registration statement, and we are required to file a registration statement for the shares we issued in the second tranche.  We have also previously registered for resale shares issued in connection with the MedQuest acquisition and a related private placement completed in 2005.  Sales by these shareholders could have an adverse impact on the trading price of our common shares.

The concentration of our capital stock ownership following the completion of the recent private placement may limit your ability to influence corporate matters.

Our common shares are held by a relatively small number of investors.  After the completion of our $14.1million private placement financing, our two largest shareholders collectively beneficially own approximately 53% of our common shares.  These investors also have certain rights to designate members of our board of director and may exercise significant influence over all matters requiring shareholder approval, including elections of directors and significant corporate transactions, such as a merger or other sale of our Company or our assets for the foreseeable future.  This concentrated control may limit your ability to influence corporate matters, and, as a result, we may take actions that our shareholders do not view as beneficial.

Because we do not intend to pay, and have not paid, any cash dividends on our common shares, our shareholders will not be able to receive a return on their common shares unless the value of our common shares appreciates and they sell them.

We have never paid any cash dividends on our common shares and intent to retain future earnings, if any, to finance the development and expansion of our business.  We do not anticipate paying any cash dividends on our common shares in the foreseeable future.  As a result, our shareholders will not be able to receive a return on their common shares unless the value of our common shares appreciates and they sell them.